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                                                                       EXHIBIT 5



March 21, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

         I am Vice President, General Counsel and Secretary of Marathon Oil Corporation, a Delaware corporation (hereinafter the "Company"), and I, or attorneys under my supervision, have served as counsel to the Company in connection with the preparation of Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issuance of 3,385,000 shares of common stock of Marathon Oil Corporation (the "Shares") in connection with the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan.

         As Vice President, General Counsel and Secretary of the Company, I am familiar with the Company's Restated Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to examine, the Registration Statement and such other records and documents that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

         Based upon the foregoing, I am of the opinion that when the Shares have been duly authorized and executed by the Company and delivered against receipt of payment, the Shares will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ William F. Schwind, Jr.
                                        --------------------------------
                                        William F. Schwind, Jr.